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                                                                    Exhibit 10.1

                                  AMENDMENT TO
                           LOCKHEED MARTIN CORPORATION
                         NON-QUALIFIED RETIREMENT PLANS

                           (Effective April 24, 2002)

The Supplemental Benefit Plan of Lockheed Martin Corporation, the Lockheed Martin Corporation Supplemental Excess Retirement Plan, the Lockheed Martin Corporation Incentive Retirement Benefit Plan for Certain Executives of Lockheed Corporation, the Supplemental Retirement Benefit Plan for Certain Transferred Employees of Lockheed Martin Corporation, the Lockheed Martin Corporation Supplemental Retirement Income Plan, and the Lockheed Martin Tactical Systems Supplemental Executive Retirement Plan (the "Affected Non-Qualified Plans") are amended by adding thereto the following new provision, effective April 24, 2002 with respect to a benefit payable on behalf of a Participant who dies on or after that date:

"In the event the Participant dies prior to the date his or her retirement has commenced under the applicable Affected Non-Qualified Plan and corresponding Qualified Retirement Plan, the pre-retirement survivor benefit payable to the surviving spouse (if any) under the Affected Non-Qualified Plan (the "Pre-Retirement Survivor Benefit" and the "Surviving Spouse") will be payable, at the election of the Surviving Spouse, in any of the following forms:

(i) in the form of a monthly annuity payable to the Surviving Spouse for his lifetime, with no further payments to anyone after his death (which is the benefit form currently available under the Affected Non-Qualified Plans, and will be referred to as the "Regular Form");

(ii) in the form of a lump sum payment which is the actuarial equivalent of the Regular Form (the "100% Lump Sum"), but with actuarial equivalence determined as of the Election Date using the PBGC rate as of the Election Date (or, if later, as of the date the Participant would have attained age 55 had he survived) plus 1% and the 1951 Group Annuity Mortality Table for males using an 85% male and 15% female blend of rates projected to 1960 by Scale C and set back one year for males and 6 years for females, and with no interest for the period between the Election Date (or, if later, the date the Participant would have attained age 55 had he survived) and the payment date; or

(iii)    in the form of a combined lump sum and life annuity benefit of (x) and
         (y), where (x) equals a lump sum amount selected by the Surviving Spouse which is less than the 100% Lump Sum and (y) is a monthly single life annuity for the life of Surviving Spouse (with no further payments to anyone after his death) in an amount that can be provided with the difference between (x) and the 100% Lump Sum.

Any election to receive the benefit in the form of a lump sum as set forth in
(ii) above or a combined lump sum and annuity as set forth in (iii) above must be made by the Surviving Spouse no later than 90 days after the date of the Participant's death or, if later, the date the Participant would have attained age 55 had he survived (with the date such election is made by the Surviving Spouse referred to as the "Election Date"). In the event the Surviving Spouse makes an election for a lump sum or partial lump sum payment within this period, payment will not be made to the Surviving Spouse until six months after the Election Date (or, if later, six months after the date the benefit would otherwise be payable under the applicable Affected Non-Qualified Plan).

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Other than as expressly set forth above nothing herein is intended to increase the amount of the Pre-Retirement Survivor Benefit as determined under the terms of the Affected Non-Qualified Plans or to change the provisions of the Affected Non-Qualified Plans with respect to when the Pre-Retirement Survivor Benefit first becomes payable or with respect to when payment of the Pre-Retirement Survivor Benefit must commence."